United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

July 10, 2017

Date of Report

Q2POWER TECHNOLOGIES INC.

(Exact name of Registrant as specified in its Charter)

Delaware	000-55148	20-1602779
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 Royal Palm Way, #100

Palm beach, FL 33480

(Address of Principal Executive Offices)

(561) 693-1423

(Registrant’s Telephone Number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Certain Officers

On July 10, 2017, Q2Power Technologies, Inc. (the “Company”) appointed Kevin M. Bolin as Chief Executive Officer of the Company. Mr. Bolin, age 54, has served as the Company’s Chairman of the Board of Directors since March 2016, a position that he will retain.

Mr. Bolin’s recent industry positions include: CEO of Orège North America (2015 - May 2017), the US subsidiary of a publicly-held French biosolids solutions company; and Executive Chairman of the Board and CEO of Alter NRG (Interim CEO 2011-2012, Chairman 2011-2015), a publicly-traded (TSX) company in plasma gasification of waste feedstock technology. Prior to that, Mr. Bolin was CEO, President and Director of EnerTech Environmental (1992-2010), a renewable energy and biosolids technology company. He is also an Industrial Advisor to EQT Infrastructure (2013-present), a global private equity firm with over 20 Billion Euros under management. Mr. Bolin is a certified public accountant who holds a BBA from the University of Notre Dame.

Mr. Bolin has an Employment Agreement that provides for a two-year term with renewal options, a base salary of $350,000 per year and performance based bonuses, a 12-month severance for termination without cause or for “good reason”, non-compete / non-solicitation covenants, and other standard features. Mr. Bolin will receive $12,500 per month in lieu of his base salary until the Company completes its next round of funding of at least $5 million.

In connection with Mr. Bolin’s appointment to the position of CEO, Christopher Nelson, the Company’s previous CEO (a position he held since July 2014 when he founded the Company), assumed the role of President and General Counsel. Mr. Nelson, age 47, will be in charge of mergers, acquisitions and funding transactions for the Company. He also serves on the Company’s Board of Directors.

In addition to his role with Q2Power, Mr. Nelson serves as Managing Director of GreenBlock Capital LLC in Palm Beach, Florida, a boutique merchant bank specializing in technology investments and growth capital. Until July 31, 2014, Mr. Nelson served as President and General Counsel of Cyclone Power Technologies, positions he held since March 2011. Mr. Nelson has practiced law in Florida for over 20 years, and since 2001 has represented many start-up, early stage and established businesses seeking financing, acquisitions and general growth management counseling. Between 1997 and 2000, Mr. Nelson was an associate with Greenberg Traurig PA, and between 1995 and 1997 an associate with Akerman Senterfitt PA, both in Miami, Florida. At both firms he served in their corporate and securities practice, representing NYSE and NASDAQ companies. Mr. Nelson was involved in the legal end of the 1995 – 2000 roll-up of both Republic Industries and AutoNation. Mr. Nelson received a BA from Princeton University, and JD from University of Miami School of Law.

Mr. Nelson has an Employment Agreement that provides for a two-year term with renewal options, a base salary of $220,000 per year and performance based bonuses, a 12-month severance for termination without cause or for “good reason”, non-compete / non-solicitation covenants, and other standard features. Mr. Nelson will receive $10,000 per month in lieu of his base salary until the Company completes its next round of funding of at least $5 million.

Neither Mr. Bolin nor Mr. Nelson have any family relationships with any other Company executive or Board member. Mr. Bolin is not party to any related transaction. The Company leases office space from Greenblock Capital, a firm Mr. Nelson works for but does not hold any equity or ownership position.

Item 9.01 Financial Statements and Exhibits.

(b) Exhibits.

10.1	Employment Agreement with Kevin Bolin, filed previously with the Company’s Form 10-K for the year ended December 31, 2016

10.2	Employment Agreement with Christopher Nelson, filed previously with the Company’s Form 10-K for the year ended December 31, 2016

99.1	Press Release dated July 11, 2017

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Q2POWER TECHNOLOGIES INC.

Date: July 12, 2017	By:	/s/ Christopher Nelson
Christopher Nelson
President and General Counsel